Filed Pursuant to Rule 424(b)(3)
Registration No. 333-119177

PROSPECTUS

LJ INTERNATIONAL INC.

UP TO 2,098,303 SHARES OF COMMON STOCK

     We sold $3,550,985 of our common stock and warrants in a private placement on September 1, 2004. This prospectus relates to the resale from time to time of up to 2,098,303 shares of our common stock issued in the private placement by the Selling Shareholders described in the section entitled “Selling Shareholders” on page 14 of this prospectus. These shares consist of the following:

•	1,614,082 shares of common stock; and

•	484,221 shares of common stock issuable upon the exercise of warrants at an exercise price of $2.98 per share.

     Our common stock is currently traded on the Nasdaq National Market under the symbol “JADE.” The closing price of our common stock on the Nasdaq National Market on September 16, 2004 was $2.35 per share.

     THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 8 OF THIS PROSPECTUS.

     Our principal executive office is located at Unit #12, 12/F, Block A, 21 Man Lok Street, Hung Hom, Kowloon, Hong Kong, and our telephone number is 011-852-2764-3622.

     Neither the United States Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated October 12, 2004.

     You should only rely upon the information included in or incorporated by reference into this prospectus or in any prospectus supplement that is delivered to you. We have not authorized anyone to provide you with additional or different information. This document may be used only where it is legal to sell these securities. The information in this document is accurate only as of the date of this document, regardless of the time of the delivery of this prospectus or of any sale of our common stock.

WHERE YOU CAN FIND MORE INFORMATION

     We file annual and current reports and other information with the U.S. Securities and Exchange Commission. You may read and copy any of our SEC filings at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information about its Public Reference Room. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that site is http://www.sec.gov. Our Internet address is http://www.ljintl.com.

     We are subject to the informational requirements of the Exchange Act as they apply to a foreign private issuer and are required to file reports and other information with the Commission. As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements and annual reports to shareholders, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions set forth in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the Commission as frequently or as promptly as United States companies whose securities are registered under the Exchange Act.

     We have filed a registration statement on Form F-3 with the SEC that covers the resale of the common stock offered by this prospectus. This prospectus is a part of the registration statement, but the prospectus does not include all of the information included in the registration statement. You should refer to the registration statement for additional information about us and the common stock being offered in this prospectus. Statements that we make in this prospectus relating to any documents filed as an exhibit to the registration statement or any document incorporated by reference into the registration statement may not be complete and you should review the referenced document itself for a complete understanding of its terms.

     The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The documents that have been incorporated by reference are an important part of the prospectus, and you should be sure to review that information in order to understand the nature of any investment by you in the common stock. In addition to previously filed documents that are incorporated by reference, documents that we file with the SEC after the date of this prospectus will automatically update and in some cases supersede the information in the registration statement. The documents that we have previously filed and that are incorporated by reference include the following SEC filings (File No. 0-29620):

•	Our Annual Report on Form 20-F for the fiscal year ended December 31, 2003;

•	Each of our Reports on Form 6-K filed since December 31, 2003;

•	Our proxy statement for our annual meeting of shareholders held on June 25, 2004; and

•	The “Description of Securities” contained in our Registration Statement on Form 8-A filed February 20, 1998 together with all amendments and reports filed for the purpose of updating that description.

     All documents and reports filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the date that this offering is terminated will automatically be incorporated by reference into this prospectus. Upon your oral or written request, we will provide you with copies of any of the documents incorporated by reference, at no charge to you; however, we will not deliver copies of any exhibits to those documents unless the exhibit itself is specifically incorporated by reference. If you would like a copy of any document, please write or call us at:

LJ International Inc.
Unit #12, 12/F, Block A
Focal Industrial Centre
21 Man Lok Street
Hung Hom, Kowloon, Hong Kong
Attention: Corporate Secretary
Telephone: 011-852-2764-3622
Facsimile: 011-852-2764-3783

PROSPECTUS SUMMARY

     You should read the following summary together with the more detailed information included at other sections of this prospectus. In addition, you should carefully consider the factors described under “Risk Factors” at page 8 of this prospectus.

LJ International Inc.

     We are a totally vertically integrated company that designs, brands, markets and distributes a complete range of fine jewelry. While we specialize in the semi-precious jewelry segment, we also offer high-end pieces set in yellow gold, white gold, platinum or sterling silver and adorned with semi-precious stones, diamonds, pearls and precious stones. We distribute mainly to fine jewelers, department stores, national jewelry chains and electronic and specialty retailers throughout North America and Western Europe. Our product lines incorporate all major categories sought by major retailers, including earrings, necklaces, pendants, rings and bracelets.

     We believe that our vertically integrated structure provides significant advantages over our competitors. All profits from value added processes are captured internally, rather than shared with third party manufacturers. This results in very competitive pricing for the retailer and enhanced profits for us. Innovative processes in stone cutting and production further enhance our competitive position.

     We employ an international design team and all of our designs and merchandising strategies are proprietary. The exclusive and innovative concepts that we create offer brand potential. Our primary marketing focus has been in North America where we have sold directly to certain high volume customers that need specialized product development services, and through a marketing relationship with International Jewelry Connection (IJC) for those customers that need higher levels of service and training.

     We organize our marketing and distribution strategies by retail distribution channels. Concepts are developed for the specific needs of different market segments. We have identified the following as prime retail targets:

•	fine jewelers;

•	national jewelry chains;

•	department stores;

•	TV shopping channels; and

•	discount chain stores.

     For the eight-month period ended December 31, 2002 and the fiscal year ended December 31, 2003, approximately 77% and 74% of our sales were in North America.

     We were incorporated as an international business company under the International Business Companies Act of the British Virgin Islands on January 30, 1997.

The Offering

Securities Offered by the Selling Shareholders	2,098,303 shares of common stock, consisting of 1,614,082 shares which have been issued and 484,221 shares which are issuable upon exercise of 484,221 warrants.

Common Stock Outstanding as of September 16, 2004:	12,277,658 shares

Use of Proceeds	We will not receive any of the proceeds of sales of common stock by the selling shareholders but we may receive up to $1,442,979 from the exercise, if any, of the 484,221 warrants by the selling shareholders for cash.

Risk Factors	The shares of common stock offered hereby involve a high degree of risk. See “Risk Factors” on page 8.

Nasdaq National Market Symbols	Common Stock — “JADE” Warrants — “JADEW”

The outstanding number of shares assumes that there has been no exercise of the following options and warrants to purchase shares of our common stock:

•	1,679,000 common stock purchase warrants which are publicly traded and which we issued in our April 1998 initial public offering to purchase 1,679,000 shares of common stock at $5.75 per share through April 15, 2005 (as amended)

•	146,000 stock purchase options to purchase 146,000 shares of common stock at $8.25 per share through April 15, 2005 (as amended), which we sold to the IPO underwriter and/or persons related to the underwriter

•	up to 2,316,000 shares which are reserved for issuance upon exercise of the 2,316,000 currently outstanding options under our 1998 Stock Compensation Plan

•	up to 4,000,000 shares which are reserved for issuance upon grants of options under our 2003 Stock Compensation Plan, of which 1,470,000 options are currently issued and outstanding

•	warrants to purchase 75,000 shares at $3.75 per share through November 30, 2004, and warrants to purchase 87,500 shares at $6.9375 per share through March 31, 2005, which we granted to two investors and a placement agent in connection with two tranches of our 3% Convertible Debentures on November 5, 1999 and March 22, 2000

•	warrants to purchase 80,000 shares at $4.57 per share through May 31, 2005 which we granted to a former financial consultant on June 1, 2001, for services rendered in connection with corporate development

•	warrants to purchase 200,000 shares at $3.00 per share through August 15, 2006, which we granted to The Bauer Partnership, Inc. on August 16, 2001, in connection with a proposed debt placement which was never completed

•	warrants to purchase 484,221 shares at $2.98 per share through September 3, 2009 which we sold to the Selling Shareholders (which underlying shares are being registered by this prospectus)

RISK FACTORS

     This offering involves a high degree of risk. You should carefully consider the risks and uncertainties described below and the other information in this prospectus before deciding whether to invest in shares of our common stock. If any of these risks occur, our business, results of operations and financial condition could be adversely affected. This could cause the trading price of our common stock to decline, and you might lose part or all of your investment.

We depend upon QVC, Inc. for a large portion of our sales and we cannot be certain that these sales will continue. If they do not, our revenues will likely decline.

     Although we sell to a large number of customers in a variety of markets, a large portion of our sales involves offerings to one volume customer, QVC, Inc. For the fiscal years ended December 31, 2002 and 2003, QVC, Inc. accounted for approximately 25% and 10% of our sales. Although we have maintained a good and longstanding relationship with this customer, we do not have any long-term contracts with QVC, Inc., who orders only on a “purchase order” basis. The loss of QVC, Inc. as a customer or a significant reduction in its orders would have a materially adverse effect.

We are controlled by one of our existing shareholders, whose interests may differ from other shareholders.

     Our largest shareholder beneficially owns or controls approximately 38.1% of our outstanding shares as of December 31, 2003. Accordingly, he has controlling influence in determining the outcome of any corporate transaction or other matter submitted to the shareholders for approval, including mergers, consolidations and the sale of all, or substantially all, of our assets, election of directors, and other significant corporate actions. He also has the power to prevent or cause a change in control. In addition, without the consent of this shareholder, we could be prevented from entering into transactions that could be beneficial to us. The interests of this shareholder may differ from the interests of the other shareholders.

We face significant competition from larger competitors.

     The making and distribution of jewelry is a highly competitive industry characterized by the diversity and sophistication of the product. We compete with major domestic and international companies with substantially greater financial, technical and marketing resources and personnel than us. There can be no assurance other jewelry makers will not similarly develop low-cost, high-volume production capability or an even better process, providing greater competition for us and materially affecting our business prospects.

There are numerous factors relating to the operations of our business that could adversely affect our success and results.

     As a maker and merchandiser of low-cost, high-quality gem-set jewelry, our existing and future operations are and will be influenced by several factors, including:

•	technological developments in the mass production of jewelry;

•	our ability to meet the design and production requirements of our customers efficiently;

•	the market acceptance of our customers’ jewelry;

•	increases in expenses associated with continued sales growth;

•	our ability to control costs;

•	our management’s ability to evaluate the public’s taste and new orders to target satisfactory profit margins;

•	our capacity to develop and manage the introduction of new designed products; and

•	our ability to compete.

     Quality control is also essential to our operations since customers demand compliance with design and product specifications and consistency of production. We cannot assure that revenue growth will occur on a quarterly or annual basis.

Our production facilities are located in China. Our results of operations and financial condition may, therefore, be influenced by the economic, political, legal and social conditions in China.

     Since 1978, the Chinese government has been reforming, and is expected to continue to reform, China’s economic and political systems. Such reforms have resulted in significant social progress. Other political, economic and social factors could also lead to further readjustment of the reform measures. This refinement and readjustment process may not always have a positive effect on our operations in China. At times, we may also be adversely affected by changes in policies of the Chinese government such as changes in laws and regulations or their interpretation, the introduction of additional measures to control inflation, changes in the rate or method of taxation and imposition of additional restrictions on currency conversion and remittances abroad.

Our products are currently made at our production facility located in Shenzhen, China. However, our insurance may not adequately cover any losses due to fire, casualty or theft.

     We have obtained fire, casualty and theft insurance aggregating approximately $19.8 million, covering several of our stock in trade, goods and merchandise, furniture and equipment and production facility in China. The proceeds of such insurance may not be sufficient to cover material damage to, or the loss of, our production facility due to fire, severe weather, flood or other cause, and such damage or loss would have a material adverse effect on our financial condition, business and prospects. Consistent with the customary practice among enterprises in

China and due to the cost in relation to the benefit, we do not carry any business interruption insurance in China.

Sales of our jewelry to retailers are generally stronger during the quarter ending December 31 of each year due to the importance of the holiday selling season.

     The approximately 35% of our sales during the fiscal year ended December 31, 2003 to our TV shopping channel customers was not seasonal in nature. It has been our management’s experience that the remaining 65% of our total sales is seasonally sensitive and is greater during the quarter ending December 31 of each year.

By further increasing the number of shares of our common stock that may be sold into the market, this offering could cause the market price of our common stock to drop significantly, even if our business is doing well.

     On September 1, 2004, we completed a private placement financing in which we sold to the Selling Shareholders 1,614,082 shares of our common stock and warrants to purchase an aggregate of 484,221 shares of our common stock. We agreed to register for resale the shares of common stock and the shares issuable upon exercise of the warrants.

     The 2,098,303 shares of our common stock covered by this prospectus consist of the following:

•	1,614,082 shares of common stock; and

•	484,221 shares of common stock issuable upon exercise of the warrants at an exercise price of $2.98 per share through September 3, 2009.

     The warrants representing 484,221 shares of common stock currently are “out-of-the-money,” although they are exercisable. The remaining 1,614,082 shares of common stock covered by this prospectus (i.e., the non-warrant shares) represent approximately 13.15% of the total number of our shares of common stock that are currently issued and outstanding. Sales of these shares in the public market, or the perception that future sales of these shares could occur, could have the effect of lowering the market price of our common stock below current levels and make it more difficult for us and our shareholders to sell our equity securities in the future.

Our holding company structure creates restrictions on the payment of dividends.

     We have no direct business operations, other than the ownership of our subsidiaries. While we have no current intention of paying dividends, should we, as a holding company, decide in the future to do so, our ability to pay dividends and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiaries and other holdings and investments. In addition, our operating subsidiaries are subject to restrictions on their ability to make distributions to us, including as a result of restrictive covenants and minimum net worth requirements in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions.

It may be difficult to serve us with legal process or enforce judgments against us or our management.

     We are a British Virgin Islands holding company, and all or a substantial portion of our assets are located in China and Hong Kong. In addition, all but one of our directors and officers are non-residents of the United States, and all or substantial portions of the assets of such non-residents are located outside the United States. As a result, it may not be possible to effect service of process within the United States upon such persons. Moreover, there is doubt as to whether the courts of the British Virgin Islands, China or Hong Kong would enforce:

•	judgments of United States courts against us, our directors or our officers based on the civil liability provisions of the securities laws of the United States or any state; or

•	in original actions brought in the British Virgin Islands, China or Hong Kong, liabilities against us or non-residents based upon the securities laws of the United States or any state.

Some information about us may be unavailable due to exemptions under the Exchange Act for a foreign private issuer.

     We are a foreign private issuer within the meaning of the rules under the Exchange Act. As such, we are exempt from certain provisions applicable to United States public companies, including:

•	the rules under the Exchange Act requiring the filing with the Securities and Exchange Commission of quarterly reports on Form 10-Q or current reports on Form 8-K;

•	the provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information;

•	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; and

•	the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

Because of these exemptions, investors are not provided with the same information which is generally available about public companies organized in the United States.

Since we are a British Virgin Islands company, the rights of our shareholders may be more limited than those of shareholders of a company organized in the United States.

     Under the laws of most jurisdictions in the United States, majority and controlling shareholders generally have certain fiduciary responsibilities to the minority shareholders. Shareholder action must be taken in good faith, and actions by controlling shareholders which are obviously unreasonable may be declared null and void. British Virgin Island law protecting the interests of minority shareholders may not be as protective in all circumstances as the law protecting minority shareholders in U.S. jurisdictions. In addition, the circumstances in which a shareholder of a BVI company may sue the company derivatively, and the procedures and defenses that may be available to the company, may result in the rights of shareholders of a BVI company being more limited than those of shareholders of a company organized in the U.S.

     Furthermore, our directors have the power to take certain actions without shareholder approval which would require shareholder approval under the laws of most U.S. jurisdictions. The directors of a BVI corporation, subject in certain cases to court approval but without shareholder approval, may implement a reorganization, merger or consolidation, the sale of any assets, property, part of the business, or securities of the corporation. Our ability to amend our Memorandum of Association and Articles of Association without shareholder approval could have the effect of delaying, deterring or preventing a change in our control without any further action by the shareholders, including a tender offer to purchase our common stock at a premium over then current market prices.

There is a risk that forward-looking statements may not come true.

     This prospectus and the documents incorporated by reference contain forward-looking statements that involve risks and uncertainties. We use words such as “believe”, “expect,” “anticipate,” “plan” or similar words to identify forward-looking statements. Forward-looking statements are made based upon our belief as of the date that such statements are made. These forward-looking statements are based largely on our current expectations and are subject to a number of risks and uncertainties, many of which are beyond our control. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described above and elsewhere in this prospectus.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our capitalization as of July 31, 2004:

•	on an actual basis (unaudited);

•	on an as adjusted basis to give effect to the sale of 1,614,082 shares at $2.20. The sale of 1,614,082 shares raised $3,551,000. The actual change in common stock and additional paid-in capital reflects total proceeds, less related issuance expenses of $805,000; and

•	on an as adjusted basis to give effect to the sale of an assumed 484,221 shares upon exercise of the warrants for cash, and the application of the net proceeds we may receive for our shares. The 484,221 shares assumes that $1,443,000 is raised at a net per common share price of $2.98. The actual change in common stock and additional paid-in capital will depend on the actual number of warrants exercised, and whether they are paid for by cash or on a “cashless” basis.

All data in the following table is unaudited.

	July 31, 2004
	(in thousands, except share data)
	(unaudited)
	Actual	As Adjusted
Long-term debt, net of current maturities	—	—

Shareholders’ Equity:
Common Stock, $.01 par value per share:
100,000,000 shares authorized, 10,659,576 shares issued and outstanding actual, and 12,757,879 shares issued and outstanding as adjusted	$107	$128
Additional paid-in capital	20,542	24,710
Retained earnings	9,178	9,178
Exchange translation reserve	(151)	(151)
Total shareholders’ equity	29,676	33,865
Total Capitalization	29,676	33,865

SELLING SHAREHOLDERS

     This prospectus relates to 1,614,082 shares of our currently outstanding common stock and 484,221 shares of our common stock issuable upon exercise of common stock purchase warrants. The shares have been registered with the SEC for offer and sale, from time to time, by or for the account of the shareholders named below (the “Selling Shareholders”).

     The table below provides the following information:

•	the names of the Selling Shareholders as of the date of this prospectus;

•	the number of common shares that each such holder may offer and sell from time to time under this prospectus; and

•	the number of common shares beneficially owned by each such holder as of the date of this prospectus and as of the completion of the offering to which this prospectus relates, in each case as determined in accordance with applicable rules promulgated by the SEC.

     The information presented in this table assumes that the Selling Shareholders will sell all of the shares offered under this prospectus. However, because the Selling Shareholders may sell all, some, or none of their shares under this prospectus, or in another permitted manner, no assurances can be given as to the actual number of shares that will be sold by the Selling Shareholders or that will be held by the Selling Shareholders after completion of the offering to which this prospectus relates.

     This table is prepared based upon information supplied to us by the listed Selling Shareholders. However, since the date on which the information in this table is presented, the Selling Shareholders listed in this table may have sold or transferred, in transactions exempt from registration requirements of the Securities Act, some or all of their shares or may have acquired additional shares. The shares covered by this prospectus may be offered from time to time by the Selling Shareholders named below or by their pledgees, donees, transferees, or other successors in interest. Information concerning the Selling Shareholders may change from time to time and changed information will be presented in a supplement to this prospectus if and when necessary or required.

	Number of Shares	Number of	Number of
	Beneficially	Outstanding	Warrant
Selling	Owned Before	Shares	Shares
Shareholder	Registration	Registered	Registered
Basso Equity Opportunity Holding Fund Ltd.	78,000	60,000	18,000
Basso Multi-Strategy Holding Fund Ltd.	276,536	212,720	63,816
Bluegrass Growth Fund, LP	88,635	68,181	20,454
Bluegrass Growth Fund Ltd.	88,635	68,181	20,454
Bristol Investment Fund, Ltd.	236,363	181,818	54,545
Capital Ventures International	236,363	181,818	54,545
Crescent International Ltd.	266,500	205,000	61,500
DKR SoundShore Oasis Holding Fund Ltd.	147,726	113,636	34,090
GSSF Master Fund, LP	177,273	136,364	40,909
Iroquois Capital, LP	236,363	181,818	54,545
Truk International Fund, LP (1)	18,613	14,318	4,295
Truk Opportunity Fund, LLC (2)	247,296	190,228	57,068

(1)	Michael E. Fein and Stephen E. Saltzstein, as principals of Atoll Asset Management, LLC, the managing member of Truk International Fund, LP, exercise investment and voting control over the shares. Both Mr. Fein and Mr. Saltzstein disclaim beneficial ownership of the common stock owned by this Selling Shareholder.

(2)	Michael E. Fein and Stephen E. Saltzstein, as principals of Atoll Asset Management, LLC, the managing member of Truk Opportunity Fund, LLC, exercise investment and voting control over the shares. Both Mr. Fein and Mr. Saltzstein disclaim beneficial ownership of the common stock owned by this Selling Shareholder.

     According to information supplied to us by the foregoing entities, none of the Selling Shareholders listed above is a broker-dealer and each such Selling Shareholder that is an affiliate of a broker-dealer purchased the common shares covered by this prospectus in the ordinary course of business and, at the time of such purchase, did not have any agreements or understandings, directly or indirectly, with any person to distribute those shares.

     To our knowledge, none of the Selling Shareholders nor any of their affiliates, officers, directors, or principal equity holders has held any position or office or has had any material relationship with us within the past three years.

USE OF PROCEEDS

     The selling shareholders will receive the net proceeds from the sale of their shares of common stock. We will not receive any proceeds from these sales. We may, however, receive proceeds from the exercise of the 484,221 warrants. Each warrant entitles the holder to purchase one share of common stock at a price of $2.98 per share through September 3, 2009. The purchase price is payable in cash or on a “cashless exercise” net basis. If all of the warrants are exercised for cash, we will receive up to $1,442,979.

DETERMINATION OF OFFERING PRICE

     The selling shareholders may use this prospectus from time to time to sell their common stock at a price determined by the shareholder selling the common stock. The price at which the common stock is sold may be based on market prices prevailing at the time of sale, at prices relating to such prevailing market prices, or at negotiated prices.

PLAN OF DISTRIBUTION

     The Selling Shareholders of our common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Shareholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the date of this prospectus;

•	broker-dealers may agree with the Selling Shareholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•	any other method permitted pursuant to applicable law.

     The Selling Shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

     Broker-dealers engaged by the Selling Shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Each Selling Shareholder does not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved.

     In connection with the sale of our common stock or interests therein, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Shareholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

     The Selling Shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Shareholder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the Common Stock.

     We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the Selling Shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

     Because Selling Shareholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each Selling Shareholder has advised us that they have not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Shareholders.

     We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Shareholders without registration and without regard to any volume limitations by reason of Rule 144(k) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws (or any comparable jurisdictional law for the British Virgin Islands). In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the Selling Shareholders or any other person. We will make copies of this prospectus available to the Selling Shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

DESCRIPTION OF SECURITIES

     We have previously registered our common stock under the Exchange Act by filing a Form 8-A on February 20, 1998.

LEGAL MATTERS

     Certain legal matters have been passed upon for us as to U.S. law by Andrew N. Bernstein, P.C., 5445 DTC Parkway, Suite 520, Greenwood Village, Colorado 80111. Andrew N. Bernstein, Esq., the sole shareholder of Andrew N. Bernstein, P.C., owns options to acquire

100,000 shares of our common stock at $2.00 per share at any time until April 30, 2008. The validity of our shares of common stock offered by this prospectus and certain other legal matters have been passed upon for us by Harney Westwood & Riegels as to British Virgin Island law.

EXPERTS

     Our audited consolidated financial statements as of December 31, 2003 and 2002 and April 30, 2002 and for the year ended December 31, 2003, the eight-month period ended December 31, 2002 and each of the years in the two-year period ended April 30, 2002 have been incorporated by reference in this prospectus in reliance upon the report of Moores Rowland Mazars, Hong Kong, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

EXPENSES OF THE ISSUE

     The following table sets forth the various expenses to be paid by us in connection with the issuance and distribution of the 2,098,303 shares of common stock being registered on behalf of the selling shareholders. All amounts shown are estimates, except for the SEC registration fee. We will pay all expenses in connection with the distribution of the shares of common stock being sold by the Selling Shareholders (including fees and expenses of our counsel), except for the underwriting discount and for legal fees of any counsel selected by them.

SEC Registration Fee	$663
Legal and accounting fees and expenses	17,000
Filing, printing and mailing expenses	2,000
Miscellaneous	337
Total	$20,000